Exhibit 99.2

OWENS CORNING WORLD HEADQUARTERS ONE OWENS CORNING PARKWAY TOLEDO, OHIO, USA 43659 419.248.8000	News

For Immediate Release

Media Contact:	Investor Contact:
Jason Saragian	Scott Deitz
419.248.8987	419.248.8935

Owens Corning Plans to Sell Composite Manufacturing Plants in

Belgium and Norway

Sales Intended to Address Regulatory Concerns Associated with the Previously Announced

Joint Venture with Saint-Gobain’s Reinforcement and Composites Business

Owens Corning also in Discussions with Saint-Gobain to Convert the Joint Venture into an

Acquisition of Saint-Gobain’s Reinforcement and Composites Business

TOLEDO, Ohio - July 17, 2007 - Owens Corning (NYSE:OC) announced today the planned sale of two glass fiber reinforcement manufacturing facilities in Battice, Belgium, and Birkeland, Norway. The sale is intended to address regulatory concerns associated with the proposed formation of a joint venture between Saint-Gobain’s Reinforcement and Composites business (a part of Saint-Gobain known as Vetrotex) and Owens Corning’s Reinforcements business.

Owens Corning also announced today that the company is in active discussions with Saint-Gobain regarding the potential conversion of the proposed joint venture into an outright acquisition by Owens Corning of Saint-Gobain’s Vetrotex business. Should such conversion occur, it is expected that the planned sale of the two manufacturing facilities would go forward in order to address regulatory concerns associated with the acquisition transaction.

About Owens Corning

Owens Corning (NYSE: OC) is a world leader in building materials systems and composite solutions. A Fortune 500 company for more than 50 years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing, siding and manufactured stone veneer, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Founded in 1938, Owens Corning is a market-leading innovator of glass fiber technology with sales of $6.5 billion in 2006 and 19,000 employees in 26 countries. Additional information is available at www.owenscorning.com.

Copyright © 2007 Owens Corning